Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 20, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.052371 per unit, payable on July 17, 2023, to unit holders of record on June 30, 2023.

This month’s distribution increased from the previous month primarily due to an increase in the price of oil offset by a decrease in both oil and gas production and gas pricing on the Waddell Ranch Properties during the month of April.

WADDELL RANCH

In reporting April production of the Underlying Properties for this month’s press release, production for oil volumes was 221,817 (gross) and was priced at about $77.35 per bbl. Production for gas volumes (including gas liquids) was 722,843 Mcf (gross) and was priced at about $0.41 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $16,636,068 (gross) for April. Lease Operating Expenses were $3,542,941 (gross) and Capital Expenditures (CAPEX) were $11,222,365 (gross) for April, netting to a positive Net Profit Interest (NPI) of $1,870,762. This would put the trust’s proceeds of 75% as a positive $1,403,072 (net) for the month of April. For the month of April, there was an increase of CAPEX relating specifically to the 2023 budgeted projects, primarily additional fracking costs. Given that if current oil and gas pricing continues, Waddell Ranch may or may not be able to continue to contribute to the distribution in the foreseeable future, to cover the ongoing CAPEX budget.

First sales received for the month of April 2023 wells were as follows: (all net to the Trust), 1.9 new drill wells, including 0.0 horizontal wells, 3.8 recompleted wells. Waiting on completion, as of 4/30/2023, were 1.1 drill wells, including 1.1 horizontal wells and 4.1 recompletion wells. Also, 1.9 wells, plugged and abandoned, were completed.

Blackbeard has provided the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $96.8 million (net to the Trust) with a projection of about 30.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. At this point in time, approximately 32% of that budget has been incurred.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 17,415 barrels of oil and 22,217 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,559 barrels of oil and 19,827 Mcf of gas. The average price for oil was $75.10 per bbl and for gas was $4.07 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,398,153. Deducted from these were taxes of $147,057 resulting in a Net Profit of $1,251,096 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,188,541 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	221,817	722,843	166,363	542,132	*	$77.35	$0.41	**
Texas Royalties	17,415	22,217	15,559	19,827	*	$75.10	$4.07
Prior Month
Waddell Ranch	242,702	807,905	182,027	605,929	*	$71.07	$1.35	**
Texas Royalties	16,939	21,165	15,079	18,807	*	$72.21	$4.42

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $160,011 resulting in a distribution of $2,440,950 to 46,608,796 units outstanding, or $0.052371 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2023, attributable to the Trust from the properties appraised are approximately 11.6 million barrels of oil and 25.7 billion cubic feet of gas with a future net value of approximately $1,205,228,000 with a discounted value of $686,468,000.

With the estimated quantities of this year’s reserve estimate of 11.6 million barrels of oil and 25.7 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 15 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 1, 2023 and is available to all unitholders at this time on the SEC website.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839